Exhibit 99.1

DallasNews Corporation Confirms Receipt of Unsolicited Non-Binding Acquisition Proposal from MNG Enterprises

DALLAS, TX, July 23, 2025 (GLOBENEWSWIRE) – DallasNews Corporation (Nasdaq: DALN) (the “Company” or “DallasNews”), the holding company of The Dallas Morning News and Medium Giant, today confirmed that it has received an unsolicited, non-binding proposal (the “MNG Proposal”) from MNG Enterprises, Inc., an affiliate of Alden Global Capital, to acquire all of the issued and outstanding shares of the Company’s common stock at a price of $16.50 per share in cash. The MNG Proposal is subject to certain conditions as set forth in the MNG Proposal.

As previously announced, on July 9, 2025, DallasNews entered into a definitive agreement (the “Merger Agreement”) with Hearst, one of the nation’s leading information, services and media companies, pursuant to which Hearst agreed to acquire all of the issued and outstanding shares of the Company’s common stock at a price of $14.00 per share in cash.

Consistent with its fiduciary duties, the Board of Directors of DallasNews (the “Board”) is carefully reviewing the MNG Proposal in consultation with its legal and financial advisors. DallasNews remains subject to the terms of the Merger Agreement, and the Board has not changed its recommendation in support of the merger under the Merger Agreement. The Board will provide further updates to its shareholders as appropriate.

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News, a leading daily newspaper, is renowned for its excellent journalistic reputation, intense regional focus, and close community ties. As a testament to its commitment to quality journalism, the publication has been honored with nine Pulitzer Prizes. Medium Giant, an integrated creative marketing agency with offices in Dallas and Tulsa, works with a roster of premium brands and companies. In 2024, the agency earned top industry recognition, winning an AAF Addy and the AMA DFW Annual Marketer of the Year Award for Campaign of the Year, along with six prestigious Davey Awards. Medium Giant is a wholly owned business of DallasNews Corporation. For additional information, visit mediumgiant.co.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among other things, the industry and markets in which the Company operates and the transactions described in this communication. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in forward-looking statements. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between the Company and Hearst (the “Merger Agreement”); (ii) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger Agreement; (iii) the inability to complete the proposed merger transaction involving the Company and Hearst (the “Merger”) due to the failure to obtain the requisite approval of the Company’s shareholders or the failure to satisfy other conditions to completion of the Merger; (iv) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; (v) the impact, if any, of the announcement or pendency of the Merger on the Company’s relationships with customers or other commercial partners; (vi) the amount of the costs, fees, expenses and charges related to the Merger; and (vii) other risks described in the Company’s public disclosures and filings with the Securities and Exchange Commission (the “SEC”). All forward-looking statements speak only as of the date of this communication or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this communication.

Additional Information and Where to Find It

This communication is being made in connection with the proposed merger transaction involving the Company and Hearst. In connection with the proposed transaction, the Company plans to file a proxy statement with the SEC. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or with respect to the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. In addition, if and when available, the proxy statement and the documents incorporated therein by reference will be available free of charge at the SEC’s website, www.sec.gov. If and when available, the proxy statement and the documents incorporated therein by reference also may be obtained for free at the Company’s website, dallasnewscorporation.com, or by contacting the Company at (214) 977-8869.

Participants in the Solicitation

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is included in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 26, 2025, and will be included in the proxy statement relating to the proposed transaction, if and when it becomes available.

Contacts

For DallasNews Corporation:	For DallasNews Corporation:
Media: Kekst CNC	Investors
Jonathan Morgan	Katy Murray, President
James Hartwell	214-977-8869
jonathan.morgan@kekstcnc.com	kmurray@dallasnews.com
james.hartwell@kekstcnc.com